UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
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LOUDEYE CORP.
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EXPLANATORY NOTE

This filing on Schedule 14A contains a press release that was issued by the Registrant on January 24, 2003. This filing amends the version of the press release that was filed by the Registrant with the Commission on Schedule 14A on January 24, 2003.

  FOR IMMEDIATE RELEASE

Loudeye Announces Special Meeting of Stockholders To Approve Reverse Stock Split

Seattle, WA - January 24, 2003 -- Loudeye Corp. (Nasdaq: LOUD), a global leader in Webcasting and digital media solutions, today announced that its Board of Directors has unanimously approved and recommended to stockholders a proposal that would give the Board of Directors authority to effect a reverse stock split of Loudeye's common stock.

A special meeting of Loudeye's stockholders will be held on March 11, 2003 to consider the following proposal:

- An amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company's Common Stock, $.001 par value per share (the "Common Stock"), and to grant the Company's Board of Directors the authority, in its sole discretion, to (i) set the ratio for the reverse stock split at up to one-for-twenty, or (ii) not to complete the reverse stock split.

Stockholders of record on February 17, 2003 will be entitled to vote at this special meeting. The affirmative vote of a majority of shares of common stock will permit the Loudeye Board of Directors to effect a reverse stock split at a ratio of up to one-for-twenty at any time prior to December 31, 2003. Should a reverse split be approved as well as effected, the actual ratio will be determined by the company's Board of Directors at an appropriate level intended to result in a common share price over $1.00 per share, among other considerations.

Loudeye believes the ability to effect a reverse stock split is in the best interests of the Company and its stockholders and will help increase the market price of its common stock above the minimum bid requirement of $1.00 per share required by The Nasdaq Stock Market, Inc. ("Nasdaq"). Loudeye's common stock is currently quoted on the Nasdaq SmallCap Market. In order for Loudeye's common stock to continue to be quoted thereon, the Company is required to comply with various listing maintenance standards established by Nasdaq.

"This proposed action is designed to improve the price per share of our common stock and enable us to comply with Nasdaq's listing requirements," said John T. Baker, Loudeye's chairman and chief executive officer. "We believe a higher price per share will also serve to broaden the base of potential investors and enhance the marketability of our common stock for long-term institutional and individual investors."

"We are highly supportive of the proposed reverse stock split and believe it is a positive step to maximize liquidity and value for OVP Venture Partners and other Loudeye shareholders," said Chad Waite, Loudeye board member and general partner with OVP Venture Partners which through its funds is one of the largest shareholders of Loudeye.

As of January 15 , 2003, Loudeye had approximately 46.4 million shares of common stock outstanding.

Additional Information and Where to Find It

Loudeye intends to file a preliminary proxy statement regarding the reverse stock split proposal with the Securities and Exchange Commission, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. Investors and stockholders of Loudeye are urged to read the definitive proxy statement when it becomes available because it will contain important information about Loudeye and the reverse stock split proposal. Investors and stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of Loudeye's annual, quarterly and special reports at the SEC's web site at www.sec.gov. A free copy of the definitive proxy statement and all of Loudeye's annual, quarterly and special reports may also be obtained from Loudeye by directing a request to Investor Relations . Loudeye and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Loudeye's stockholders in favor of the reverse stock split proposal. Information regarding the security ownership and other interests of Loudeye's executive officers and directors will be included in the definitive proxy statement.

About Loudeye Corp.

Loudeye is a global leader in Webcasting and digital media solutions used by some of the world's leading corporations for training, sales and marketing, corporate communications, events/conferences and media/entertainment. For more information, visit www.loudeye.com.

Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements from Loudeye's chairman and chief executive officer as well as from Loudeye's significant investor and board member; statements announcing a special meeting of Loudeye's Shareholders on March 11, 2003; statements regarding any outcome of a vote of a majority of shares of common stock to permit the Loudeye Board of Directors to effect a reverse stock split at a ratio of up to one-for-twenty; and statements regarding the actual ratio of the reverse split if the Board of Directors determines to pursue these actions. These statements are based on current expectations and actual results may differ materially due to risks and uncertainties, including the possibility of adverse consequences resulting from the reverse stock split of Loudeye's common stock; adverse changes in the market for Webcasting or the distribution of digital media; any redundancy problems or failures in connection with our hosting infrastructure; the complexity of our services and delivery networks; failures by third party telecommunication and network providers to provide required transmission capacity; our capacity to scale and support third party technologies; and other risks and uncertainties set forth in our most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. We assume no obligation to update the forward-looking statements.

Contacts
Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com
Investor Relations: Michael Dougherty, 206.832.4000, ir@loudeye.com